UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 1, 2025
Date of Report (Date of earliest event reported)

STEELE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	333-284191	23-2362874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

250 East Chestnut Street, Mifflinburg, Pennsylvania 17844
(Address of principal executive offices) (Zip Code)

(570) 966-1041 Registrant’s telephone number, including area code

Mifflinburg Bancorp, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01          Completion of Acquisition or Disposition of Assets.

On August 1, 2025, Mifflinburg Bancorp, Inc. ("Mifflinburg") completed its previously announced merger with Northumberland Bancorp ("Northumberland") pursuant to an Agreement and Plan of Merger, dated as of September 24, 2024, as amended December 4, 2024 (the "Merger Agreement"), by and between Mifflinburg and Northumberland. Under the terms of the Merger Agreement, (i) Northumberland merged with and into Mifflinburg, with Mifflinburg being the surviving entity, and (ii) Northumberland's wholly-owned banking subsidiary, The Northumberland National Bank ("Norry Bank"), merged with and into Mifflinburg's wholly-owned banking subsidiary, Mifflinburg Bank and Trust Company ("Mifflinburg Bank"), with Mifflinburg Bank being the surviving bank (the "Mergers"). In connection with the Mergers, Mifflinburg changed its name to Steele Bancorp, Inc. (“Steele”) and Mifflinburg Bank changed its name to Central Penn Bank & Trust (“Central Penn”).

Pursuant to the Merger Agreement, for each share of Northumberland common stock, Northumberland shareholders will receive 1.185 shares of Steele common stock and will receive cash in lieu of fractional shares. The total consideration payable to Northumberland shareholders is comprised of an aggregate of approximately 1.55 million shares of Steele common stock and cash in lieu of fractional shares.

A copy of Steele's press release dated August 1, 2025, announcing the completion of the Mergers is attached hereto as Exhibit 99.1.

The foregoing description of the Mergers and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was included as Annex A to Mifflinburg's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 10, 2025, and is incorporated by reference herein.

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with and effective upon completion of the Mergers and in accordance with the terms of the Merger Agreement, the Board of Directors of Steele (the "Board") appointed the following "New Directors" to the Board and to the indicated committees: Timothy J. Apple (Nominating and Governance) and J. Todd Troxell (Executive) for terms expiring in 2026; Chad M. Geise (Audit) and Adam C. Purdy (Compensation and Nominating and Governance) for terms expiring in 2027; and J. Donald Steele, Jr. (Executive -- Chair) and Amanda G. Kesler (Audit and Compensation – Chair) for terms expiring in 2028.

The New Directors will be nominated by the Board to stand for re-election to one additional term when the initial term of the Class to which he or she was appointed expires. In addition, if any director vacancy occurs during the period beginning August 1, 2025 to August 1, 2030, the vacancy generally will be filled by the election of the remaining New Directors in the case of a New Director vacancy, or by the legacy Mifflinburg directors in the case of a vacancy in a director position held by a legacy Mifflinburg director.

Directors of Steele are paid a monthly retainer of $1,700.

Steele has banking and other transactions in the ordinary course of business with the New Directors and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Except as described in the following paragraph, such transactions are not believed to involve more than the normal risk of collectability or present other unfavorable features to Steele.

Norry Bank made certain loans during the period between April 2015 and December 2019, which we refer to as the “Nottingham Loans,” to Nottingham Village Retirement Center Associates and Nottingham Health Care Services Inc, which we collectively refer to as “Nottingham Village.” When Norry Bank made the Nottingham Loans, the chief executive officer of Nottingham Village and President of Ridgway Holding Inc., the parent company of Nottingham Village, was the father and, with respect to one of the loans, the mother, of Amanda Kessler, a Northumberland and Norry Bank director who, as a result of the mergers, is now a director of Steele and Central Penn. When Ms. Kessler’s father died, his interest in Nottingham Village passed to Ms. Kessler’s mother. Since Ms. Kessler’s mother died in 2024, Ms. Kessler has exercised control over Nottingham Village. Due to lower reimbursements and increased expenses during and after the COVID-19 pandemic, Nottingham Village has experienced lower levels of net cash flow. As of September 30, 2024, Nottingham Village did not meet the debt service coverage covenant contained in the documentation for the Nottingham Loans. Consequently, Northumberland categorized the Nottingham Loans as “special mention” on its financial statement for the third quarter of 2024. As of September 30, 2024, the aggregated balance due on the Nottingham Loans was $9,565,036, of which $4,244,983 was owed to Norry Bank. The balance was owed to other banks which purchased participation interests in the Nottingham Loans. Additionally, Nottingham Village has the ability, subject to the terms and conditions of the loan documents, to obtain additional advances of up to $1,190,000 pursuant to one of the Nottingham Loans. Central Penn management does not believe that the Nottingham Loans pose a material risk of collectability because the loans are not and never have been past due and have not been placed on nonaccrual.

In connection with and effective upon completion of the Mergers and in accordance with the Merger Agreement, J. Donald Steele, Jr. (age 72), Northumberland's Chairman, became Chairman of Steele and Central Penn; Richard Drzwiecki (age 65), Chairman of Mifflinburg, became Vice Chairman of Steele and Central Penn; Jeffrey J. Kapsar (age 58), Mifflinburg's Vice Chairman, President and Chief Executive Officer, became President and Chief Executive Officer of Steele and Central Penn; Thomas C. Graver, Jr. (age 56), Mifflinburg's Executive Vice President, Treasurer and Chief Financial Officer became Senior Executive Vice President, Treasurer and Chief Financial Officer of Steele and Central Penn; and J. Todd Troxell (age 57), Northumberland's President and Chief Executive Officer, became Corporate Secretary of Steele and Senior Executive Vice President and Chief Administrative Officer of Central Penn. Officer appointments extend until the next successive annual reorganization meeting of the Board of Directors and the appointment of the officer's successor.

In connection with the Mergers, Mr. Troxell entered into an Employment Agreement with Steele and Central Penn, to be effective as of the effective date of the Mergers, employing him as Corporate Secretary of Steele and Senior Executive Vice President and Chief Administrative Officer of Central Penn. The agreement has a three year evergreen term and will automatically extend for an additional year at each annual anniversary date unless either party gives notice to the other of renewal. The Agreement provides for an initial salary of $296,749.96 per year. Following a change in control of Steele or Central Penn, if Mr. Troxell's employment is terminated other than for cause, disability or death, or if Mr. Troxell terminates his employment for good reason, in either case within two years of the date of the change in control, he will be entitled to receive a payment equal to 2.99 times the sum of his salary and the highest bonus paid to him in the three prior calendar years, and shall also be entitled to continue to participate in all employee benefits for a period of 36 months. If Mr. Troxell's employment is involuntarily terminated other than for cause or if he terminates his employment for good reason and there has been no change in control, Mr. Troxell will be entitled to an amount equal to two times his base salary and shall also be entitled to participate in all employee benefits for a period of 24 months. In the agreement, Mr. Troxell also has agreed to waive his right to receive the change in control benefit under his employment agreement with Northumberland and Norry Bank that would otherwise have been triggered by the Mergers, in consideration for which Northumberland agreed to pay to Mr. Troxell $356,099.95 on or immediately before the effective date of the Mergers. In the employment agreement, Mr. Troxell agreed not to solicit employees or customers of Steele and its affiliates or to compete with Steele for 24 months after termination of his employment for any reason.

Item 5.03.         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Mergers and pursuant to the Merger Agreement, Mifflinburg amended its articles of incorporation to change its name to "Steele Bancorp, Inc." The name change was effective on August 1, 2025.

Item 9.01          Financial Statements and Exhibits.

(a)         Financial Statements of Business Acquired.

The required financial statements will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)         Pro-Forma Financial Information.

The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)         Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated September 24, 2024, as amended December 4, 2024, by and between Mifflinburg Bancorp, Inc. and Northumberland Bancorp, incorporated by reference to Annex A to the proxy statement/prospectus included in the registrant's Registration Statement on Form S-4 (File No. 333-284191) filed on January 10, 2025.
3.1	Amended and Restated Articles of Incorporation, as amended
10.1	Professional Employment Contract dated September 24, 2024, as amended January 3, 2025, by and among Mifflinburg Bancorp, Inc., Mifflinburg Bank and Trust Company and J. Todd Troxell, incorporated by reference to Exhibit 10.8 in registrant's Registration Statement on Form S-4 (File No. 333-284191) filed on January 10, 2025.
99.1	Press Release announcing completion of the Mergers dated August 1, 2025
104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEELE BANCORP, INC.

Dated: August 1, 2025

	By:	/s/ Thomas C. Graver, Jr.
Thomas C. Graver, Jr.
Senior Executive Vice President and Chief Financial Officer